10% SECURED PROMISSORY NOTE

$4,000	March 16, 2009

FOR VALUE RECEIVED, Wave Uranium Holding, a Nevada corporation (the “Maker”), with its primary offices located at 5348 Vegas Drive, Suite 228, Las Vegas, NV 89108 promises to pay to the order of Pierce Diversified Master Strategy Fund LLC, Ena, or its registered assigns (the “Payee”), upon the terms set forth below, the principal sum of Four Thousand Dollars ($4,000) plus interest on the unpaid principal sum outstanding at the rate of 10% per annum (this “Note”). Any defined terms used but not defined herein have the meanings assigned to them in that certain Securities Purchase Agreement among the Maker and the Holder dated March 20, 2008.

1.	Payments.

(a)	The full amount of principal and accrued interest under this Note shall be due June 17, 2009 (the “Maturity Date”), unless due earlier in accordance with the terms of this Note.

(b)
The Maker shall pay interest to the Payee on the aggregate then outstanding principal amount of this Note at the rate of 10% per annum, payable upon the Maturity Date unless due earlier in accordance with the terms of this Note.

(c)
All overdue accrued and unpaid principal and interest to be paid hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) which will accrue daily, from thedate such principal and/or interest is due hereunder through and including the date of payment.

2.
Secured Obligation. This Note is a further advance under that certain Security Agreement dated March 20, 2008 among the Maker, the Payee and the other parties thereto (the “Security Agreement”) and is secured by the security interest granted under the Security Agreement.

3.	Events of Default.

(a)
“Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)	Any default in the payment of the principal of, or the interest on, this Note, as and when the same shall become due and payable;

(ii)
Maker shall fail to observe or perform any obligation or shall breach any term or provision of this Note and such failure or breach shall not have been remedied within ten days after the date on which notice of such failure or breach shall have been delivered;

(iii)
Maker or any of its subsidiaries shall fail to observe or perform any of their respective obligations owed to Payee or any other covenant, agreement, representation or warranty contained in, or otherwise commit any breach hereunder or in any other agreement executed in connection herewith;

(iv)
Maker or any of its subsidiaries shall commence, or there shall be commenced against Maker or any subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or any subsidiary, or there is commenced against Maker or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker or any subsidiary makes a general assignment for the benefit of creditors; or Maker or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Maker or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker or any subsidiary for the purpose of effecting any of the foregoing;

(v)
Maker or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Maker or any subsidiary, whether such indebtedness now exists or shall hereafter be created, including, without limitation, the Security Agreement and the Purchase Agreement and the Debentures (as defined in the Security Agreement), and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(vi)
Maker shall (a) be a party to any Change of Control Transaction (as defined below), (b) agree to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of Maker, or (d) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of Maker's capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Maker, by contract or otherwise) of in excess of 33% of the voting securities of Maker, (ii) a replacement at one time or over time of more than one-half of the members of Maker's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Maker with or into another entity that is not wholly-owned by Maker, consolidation or sale of 33% or more of the assets of Maker in one or a series of related transactions, or (iv) the execution by Maker of an agreement to which Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

(b)
If any Event of Default occurs, the full principal amount of this Note, together with all accrued interest thereon, shall become, at the Payee's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on this Note shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

4.
Conversion.  The Payee shall have the right, in its sole discretion, to convert the principal balance of this Note then outstanding plus accrued but unpaid interest, in whole or in part, into common stock of the Maker (or its successor) at a conversion price of $0.10 per share (adjusted for any subsequent stock splits, reverse splits, and similar capital adjustments). Any such conversion shall be accomplished through the procedures set forth in Section 4 of the Debentures. Maker acknowledges that this conversion feature of this Note will have the effect of causing an adjustment to the Conversion Price of the Debentures and the Exercise Price of the Warrants.

5.
Warrant Exchange. In consideration of the loan evidenced by this Note, and Payee’s agreement to exchange its Warrant as set forth in this Section 5, Maker agrees to exchange Payee’s Warrant dated March 20, 2008 for 1,667 shares of Maker’s Common Stock. Payee acknowledges that such Common Stock has not been registered under the Securities Act and must be held until registered or else eligible for resale by the Payee pursuant to Rule 144.

6.
No Waiver of Payee's Rights.    All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.	Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8.
Cumulative Rights and Remedies; Usury.   The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, the Security Agreements, or applicable law (including at equity). The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.
Collection Expenses.   If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.

10.
Severability.    If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

11.
Successors and Assigns.   This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term "Payee" as used herein, shall also include any endorsee, assignee or other holder of this Note.

12.
Lost or Stolen Promissory Note.   If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

13.
Due Authorization.  This Note has been duly authorized, executed and delivered by Maker and is the legal obligation of Maker, enforceable against Maker in accordance with its terms.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Maker, or the validity or enforceability of this Note other than such as have been met or obtained. The execution, delivery and performance of this Note and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or the securities issuable upon conversion of this will not  violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Maker or any mortgage, indenture, contract or other agreement to which the Maker is a party or by which the Maker or any property or assets of the Maker may be bound.

14.
Governing Law, Arbitration.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with, and any dispute between the parties relating to or arising from this Note shall be governed by, the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents), as well as any dispute between the parties relating to this Note, shall be resolved by binding arbitration in San Francisco, California before an arbitrator with experience in commercial disputes relating to securities.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, or, if for any reason JAMS refuses to administer such arbitration or JAMS is no longer in business, by the American Arbitration Association (“AAA”) in accordance with its rules and procedures. Unless the arbitrator determines that there is exceptional need for additional discovery, discovery in the arbitration shall be limited as follows:  (1) the parties shall exchange non-privileged relevant documents including, without limitation, all documents that the parties intend to use as evidence in the arbitration; and (2) each party shall be entitled to take one deposition of seven hours duration of either an opposing party or a non-party.  If one party fails to respond within 20 days after the other party mails a written list of proposed arbitrators to that party by either agreeing to one of the proposed arbitrators or suggesting 3 or more alternate arbitrators, the proposing party may select the arbitrator from among its initial list of proposed arbitrators and JAMS (or AAA if it is administering the arbitration) shall then appoint that arbitrator to preside over the arbitration.  If the parties are unable to agree on an arbitrator, the parties shall select an arbitrator pursuant to the rules of JAMS (or AAA if it is administering the arbitration).   Where reasonable, the arbitrator shall schedule the arbitration hearing within four (4) months after being appointed.  The arbitrator must render a decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues.  The arbitrator’s decision will be final and binding upon the parties.  A judgment upon any award may be entered in any court of competent jurisdiction.  This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration, such as injunctive relief, from any court of competent jurisdiction. Each party shall be responsible for advancing one-half of the costs of arbitration, including all JAMS (or AAA) fees; provided that, in the award, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys’ fees and costs, arbitrator fees, JAMS (or AAA) fees and costs, and any attorneys’ fees and costs incurred in compelling arbitration.  The parties are not waiving, and expressly reserve, any rights they may have under federal securities laws, rules, and regulations, and any such rights shall be determined in the arbitration provided for herein.  Each party hereby irrevocably agrees and submits to the jurisdiction of the federal and state courts located in the City of San Francisco, California, for any suit, action or proceeding enforcing this arbitration provision or entering judgment upon any arbitral award made pursuant to this arbitration provision, and each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, or that such suit, action or proceeding is an inconvenient venue.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  This provision will be interpreted, construed and governed according to the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.).

15.
Notice.   Any and all notices or other communications or deliveries to be provided by the Payee hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Maker, 5348 Vegas Drive, Suite 228, Las Vegas, NV 89108, or such other address or facsimile number as the Maker may specify for such purposes by notice to the Payee delivered in accordance with this paragraph.  Any and all notices or other communications or deliveries to be provided by the Maker hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Payee at the address of such Payee appearing on the books of the Maker, or if no such address appears, at the principal place of business of the Payee at One Ferry Building, Suite 255, San Francisco, CA 94111.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if delivered by hand or by telecopy that has been confirmed as received by 5:00 P.M. on a business day, (ii) one business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 P.M. on any day, or (iii) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested.

16.
Public Disclosure.  The Maker shall, on the business day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Payee, disclosing the material terms of the transactions contemplated hereby, and shall attach this Note thereto and other agreements entered into in connection herewith.  The Maker shall consult with the Payee in issuing any other press releases with respect to the transactions contemplated hereby.

The undersigned signs this Note as a maker and not as a surety or guarantor or in any other capacity.

                        WAVE URANIUM HOLDING

                        By:  _____________________
                        Name:
                        Title: